JPMorgan Funds - JPMorgan Trust III
Rule 10f-3 Transactions
For the period from May 1, 2016 to October 31, 2016

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Rule 10f-3 Procedures of the Funds:

Fund JPMorgan Multi-Manager Alternatives Fund
Trade Date 9/23/2016
Issuer DTE Energy (DTE)
Cusip 233331833
Shares 2,600
Offering Price $50.00
Spread $1.500
Cost $130,000
Dealer Executing Trade Wells Fargo Securities
% of Offering  purchased by firm 0.02%
Syndicate Members Wells Fargo Securities/Citigroup/J.P. Morgan/Barclays/BofA Merrill Lynch/Scotiabank/BNP Paribas/BNY Mellon Capial Markets, LLC/Fifth Third Securities/KeyBanc Capital Markets/Mizuho Securities/MUFG/TD Securities/Comerica Securities/SunTrust Robinson Humphrey/US Bancorp